United States

Securities and Exchange Commission

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 30, 2024

Cadiz Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40579	77-0313235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 S. Hope Street, Suite 2850 Los Angeles, California	90071
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 271-1600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CDZI	The NASDAQ Global Market
Depositary Shares (each representing a 1/1000th fractional interest in share of 8.875% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share)	CDZIP	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On October 30, 2024, Cadiz Inc. (“Cadiz”) entered into a letter of intent (the “LOI”) with a non-profit investment fund dedicated to financing sustainable infrastructure projects (the “Fund”). The Fund is a beneficiary of a federal grant award. The LOI outlines a prospective investment by the Fund of up to $150 million to support the establishment of a new entity, which is anticipated to be a limited partnership or limited liability company (“Newco”). Newco is expected to be established and managed by Cadiz or a subsidiary of Cadiz, with the participation of the Fund and other potential investors, to mobilize capital for the construction, ownership, and operation of Cadiz’s groundwater banking project in the Mojave Desert (the “Mojave Groundwater Bank”) and related projects.

Under the terms of the LOI, Cadiz will be responsible for project development activities; with non-profit or public sector investors such as the Fund, federally recognized Native American Tribes (“Tribes”), and other qualified investors providing up to $401 million of equity capital to Newco in order for Newco to acquire assets and fund the construction of facilities for the Mojave Groundwater Bank, presently estimated in the amount of $800 million. The parties will coordinate to seek available grant funding for any remaining construction costs.

Under the terms of the LOI, Cadiz will transfer and contribute assets to Newco, including (i) 100% of its ownership of the Northern Pipeline, (ii) the Southern Pipeline right of way, and (iii) 51% of the water storage rights in the Mojave Groundwater Bank. In consideration of such transfer of assets, Newco will pay Cadiz approximately $51 million among other consideration and will retain 49% of the water storage rights. Water supply purchase contracts entered into among Cadiz and public water providers will not be contributed to Newco.

Cadiz will serve as the general partner or managing member of Newco. The distribution of profits from revenues anticipated to be received by Newco once the infrastructure is online will prioritize the Newco investors such as the Fund until they achieve an annual yield of 7.5%, with incremental distributions thereafter to low-income disadvantaged communities and Tribes participating in the advisory council described below, the investors and Cadiz as the general partner/managing member.

Cadiz has committed that its water supply, storage and conveyance projects aim to benefit low-income and disadvantaged communities, including the Tribes. Tribes will have the opportunity to acquire ownership interests in Newco and participate in an advisory council relating to the management of groundwater resources at Cadiz. Under the LOI, Cadiz will pursue all appropriate channels to advance and protect Native American water rights and assist participating Tribes in protecting and advancing their water rights and developing climate resilient water supplies and clean energy solutions that benefit tribal communities and advance tribal sovereignty.

The Mojave Groundwater Bank will comply with applicable laws. Furthermore, given that the Fund’s capital comes from a federal grant award, Newco will be structured to comply with all relevant grant requirements, including the Build America Buy America Act and Davis-Bacon Act labor standards, as applicable.

The LOI is not binding on the parties and does not create any binding obligations for the parties to close the contemplated transactions. Definitive agreements will be required to formalize any binding commitments by the parties.

INFORMATION RELATING TO FORWARD LOOKING STATEMENTS

This current report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding Cadiz’s expectation that the proposed transactions pursuant to the LOI will move forward and the parties thereto will enter into binding definitive agreements, and that Cadiz will realize the anticipated benefits from such agreements. Although Cadiz believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results or events to differ materially from those reflected in Cadiz’s forward-looking statements include the risk that the parties do not enter into binding definitive agreements or that, if such definitive agreements are entered into, requisite funding in excess of the amount committed by the Fund necessary for construction of facilities for the Mojave Groundwater Bank may not be available on terms satisfactory to the parties or in sufficient amounts, or the progress of the project may not proceed as planned, or the definitive agreements entered into, if any, could be terminated prior to the completion of the project, and other factors and considerations detailed in Cadiz’s Securities and Exchange Commission filings including its annual report on Form 10-K for the year ended December 31, 2023 and subsequent filings. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADIZ INC.

By:	/s/ Stanley E. Speer
Stanley E. Speer
Chief Financial Officer

Date: October 31, 2024